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                                                                    Exhibit 4(z)

                               SECOND AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT



         THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "Second Amendment") is made and entered into as of June 21, 1999 and amends that certain Second Amended and Restated Stockholders' Agreement among Regent Communications, Inc. and certain of its stockholders, as amended (the "Stockholders' Agreement"). Capitalized terms used herein without definition shall have the same meanings as set forth in the Stockholders' Agreement.


                              W I T N E S S E T H:

         THAT, WHEREAS, the Company intends to designate and issue shares of a new series of convertible preferred stock entitled Series H Convertible Preferred Stock (the "Series H Preferred Stock"); and

         WHEREAS, in conjunction with the issuance of the Series H Preferred Stock, certain amendments to the Stockholders' Agreement are desired; and

         WHEREAS, the Stockholders signing this Amendment hold more than fifty percent (50%) of the Common Stock Beneficially Owned by all Stockholders, thereby permitting the Company and Stockholders signing below to amend the Stockholders' Agreement pursuant to Section 16 thereof.

         NOW, THEREFORE, in consideration of the premises and the agreements contained herein, it is agreed as follows:

         1. Amendments. The Stockholders' Agreement is hereby amended as follows:

                  (a) The definition of "Eligible Put Shares" is expanded to include the Series H Preferred Stock, and accordingly, subpart (v) of the definition is changed to state "(v) any series of preferred stock first created by the Board of Directors after the date hereof other than the Company's 10% Series G Convertible Preferred Stock, $.01 par value and the Company's 10% Series H Convertible Preferred Stock, $.01 par value."

                  (b) The definition of "Preferred Stock" is amended to state in its entirety as follows:

                  "'Preferred Stock' means any or all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock."

                  (c) The following definitions shall be added to the Stockholders' Agreement:

                  "'Series H Director" means the one director entitled to be nominated to serve by the holders of Series H Preferred Stock, voting as a class,
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                  pursuant to the provisions of Article FOURTH, Paragraph F,
                  Section 11, of the Amended and Restated Charter."

                  "'Series G Preferred Stock' means the Company's 10% Series G Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares."

                  "'Series H Preferred Stock' means the Company's 10% Series H Convertible Preferred Stock, $.01 par value, together with all shares of Common Stock issued upon conversion of such shares."


                  (d) Section 2(a)(ii) shall be expanded to include a Series H Director to be designated by WP&G and, accordingly, subparagraph (7) is renumbered as "(8)" and a new subparagraph (7) is added to Section 2(a)(ii) as follows:

                  "(7) one person designated by WP&G, who shall initially be Kenneth Hanau (and who shall constitute the Series H Director); and"


                  (e) Section 30 of the Stockholders' Agreement is expanded to include the Series H Preferred Stock, and accordingly, is amended to state in its entirety as follows:

                           "30. Automatic Amendment to Series G and Series H
                  Preferred Stock. In the event any of the terms of the Series F Preferred Stock (other than amendments which provide the holders of the Series F Preferred Stock with increased or additional voting or consent rights or board representation), as set forth in the Amended and Restated Charter, are amended, the corresponding terms of the Series G Preferred Stock and Series H Preferred Stock shall be similarly amended automatically and without the necessity of a vote of the holders of the Series G Preferred Stock or Series H Preferred Stock so as to keep the terms of the three Series consistent (or, in the case of a change in the stated value or dividend rate of the Series F Preferred Stock, to keep such corresponding terms of the Series G Preferred Stock and the Series H Preferred Stock proportionately similar), purchase and acceptance of delivery of the Series G Preferred Stock and Series H Preferred Stock being deemed consent to any such automatic amendment."

         2. Termination of Certain Provisions. Notwithstanding the provisions of
Section 10 of the Certificate of Designation filed with the Delaware Secretary of State on behalf of the Company on June 21, 1999 designating the Series H Preferred Stock (the "Certificate of Designation"), in the event WP&G does not purchase at least 1,363,636 shares of the Series H Preferred Stock on or before August 31, 1999 pursuant to the terms of that certain Stock Purchase Agreement between the Company and WP&G as originally executed on June 22, 1999, the definition of "Series H Director" shall be deleted from the Stockholders' Agreement and the provisions of Paragraph 1(d) above and the provisions of
Section 10 of the Certificate of Designation shall terminate and be of no further force or effect and from and after such date, no holder of Series H Preferred Stock shall claim or assert any right to nominate, approve, or elect a director under such sections.
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         3. Remainder of Agreement. Except as specifically amended hereby, the terms, conditions and provisions of Stockholders' Agreement remain in full force and effect.

         4. Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the signatories below have caused this Second Amendment to be executed and delivered as of the date first above written.


REGENT COMMUNICATIONS, INC.                WALLER-SUTTON MEDIA PARTNERS,
                                            L.P.


By:  /s/ Terry S. Jacobs                   By:  Waller-Sutton Media, L.L.C.,
    ---------------------------
Its:  Chairman and CEO                     Its: /s/ William H. Ingram
    ---------------------------                 --------------------------------

/s/ Terry S. Jacobs
-------------------------------
TERRY S. JACOBS                            BLUE CHIP CAPITAL FUND II
                                            LIMITED PARTNERSHIP

/s/ William L. Stakelin                    By:  Blue Chip Venture Company, Ltd.,
-------------------------------                   its General Partner
WILLIAM L. STAKELIN
                                           By:  /s/ John H. Wyant
                                                --------------------------------
/s/ Joel M. Fairman                        Its:  Manager
-------------------------------                 --------------------------------
JOEL M. FAIRMAN


MIAMI VALLEY VENTURE FUND, L.P.            PNC BANK, N.A., TRUSTEE

By:  Blue Chip Venture Company of
        Dayton, Ltd.,                      By:  /s/ Louis E. Valker
        its Special Limited Partner             --------------------------------
                                           Its:  Vice President
                                                -------------------------------
By:  /s/ John H. Wyant
    ---------------------------
       John H. Wyant, Manager